Exhibit 99.1
REGENT COMMUNICATIONS REPORTS FOURTH QUARTER 2008 RESULTS
FOURTH QUARTER AND FULL YEAR REVENUE PERFORMANCE WELL AHEAD OF THE INDUSTRY
Cincinnati, OH, March 6, 2009 – Regent Communications, Inc. (NASDAQ: RGCI) announced today financial results for the quarter and twelve months ended December 31, 2008.
For the fourth quarter of 2008, net broadcast revenues decreased 5.0% to $23.7 million from $24.9 million in 2007 and station operating expenses decreased 3.0% to $14.8 million in 2008 from $15.3 million in 2007. The Company reported a net loss of $2.1 million for the quarter, or a $0.05 per share loss, compared with a reported net loss of $103.1 million, or a $2.69 per share loss, in the same period last year. Results for the fourth quarter of 2007 include a pre-tax non-cash impairment charge of approximately $163.6 million related to the Company’s review of its indefinite-lived intangible assets. Additionally, results for the fourth quarters 2008 and 2007 included realized and unrealized loss on derivatives of approximately $6.6 million and $3.9 million, respectively.
For the full year 2008, net broadcast revenues decreased 1.6% to $96.3 million compared to $97.9 million in the same period of 2007. For the same period, station operating expenses decreased 2.7% to $61.4 million in 2008 from $63.1 million in 2007. The Company reported a net loss of $45.7 million for the full year 2008, or a $1.18 per share loss, compared with a reported loss of $102.6 million, or a $2.68 per share loss, in 2007. Results for the full years of 2008 and 2007 include a pre-tax non-cash impairment charge of approximately $67.5 million and $163.6 million, respectively, related to the Company’s review of its indefinite-lived intangible assets. Additionally, results for the full years 2008 and 2007 included realized and unrealized loss on derivatives of approximately $8.7 million and $5.2 million, respectively.
“During the past year, we continued to diligently execute our strategy, while taking steps to reduce our costs and preserve our cash flows,” said Bill Stakelin, President and CEO of Regent Communications. “As a result of our strong station brands, growing online presence and deep relationships with local advertisers, our results for the fourth quarter significantly outperformed the industry, marking the 19th time we have done so in the past 20 quarters. In fact, for the full year 2008, Regent same station revenue was down 1.3% compared to the industry which was down 9.0%, indicating a 770 basis point out-performance. The current environment remains difficult due to the national recession, but our value proposition to advertisers has never been stronger. In the year ahead, we will continue to implement our business plan to further build and capitalize on our interactive platform, strengthen our presence across our clusters and maximize our financial performance.”
Below are the Company’s condensed consolidated statements of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts).

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Broadcast revenues, net of agency commissions	$23,697	$24,939	$96,340	$97,912
Station operating expenses	14,824	15,276	61,358	63,064
Corporate general and administrative expenses	1,435	1,745	6,876	7,296
Impairment of indefinite-lived intangible assets	—	163,600	67,522	163,600
Activist defense costs	—	—	—	599
Depreciation and amortization	1,037	1,040	4,157	4,982
Gain on sale of stations	—	—	(507)	—
Loss on disposal of long-lived assets and other	270	102	267	52

Operating income (loss)	6,131	(156,824)	(43,333)	(141,681)
Interest expense	(2,900)	(4,127)	(11,818)	(16,757)
Realized and unrealized loss on derivatives	(6,621)	(3,928)	(8,717)	(5,155)
Other (expense) income, net	(85)	27	(1,145)	162

Loss from continuing operations before income taxes	(3,475)	(164,852)	(65,013)	(163,431)
Income tax benefit	1,358	61,600	18,871	60,561

Loss from continuing operations	(2,117)	(103,252)	(46,142)	(102,870)
Income from discontinued operations, net of income tax	9	126	411	296

Net loss	$(2,108)	$(103,126)	$(45,731)	$(102,574)

Basic net loss per common share:
Loss from continuing operations	$(0.05)	$(2.69)	$(1.19)	$(2.69)
Income from discontinued operations	$0.00	$0.00	$0.01	$0.01

Net loss	$(0.05)	$(2.69)	$(1.18)	$(2.68)

Common shares for basic calculation	39,137	38,402	38,872	38,308
Common shares for diluted calculation	39,137	38,402	38,872	38,308
While Regent is in compliance with all debt covenants at December 31, 2008, the Company is currently working with its lenders to amend the Company’s credit facilities to maintain compliance with various debt covenants through 2009. If such amendment is not completed prior to the filing of the Company’s Form 10-K, there would be uncertainty regarding the Company’s ability to achieve compliance with its debt covenants. This would result in an audit opinion which would contain “going concern” language. Reported results for the fourth quarter do not include any additional tax asset valuation allowance for the Company’s deferred tax assets. However, if going concern language is required in the audit opinion, the Company would need to increase its tax asset valuation allowance by approximately $73.3 million, which would have the effect of decreasing the income tax benefit by such amount. This would materially change the Company’s 2008 results as reported herein. Net loss and loss per share for the fourth quarter and full year 2008 would be $75.4 million, or $1.93 per share and $119.0 million, or $3.06 per share, respectively.

Non-GAAP Financial Measures
Regent utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. The non-GAAP performance and liquidity measures presented in this release are station operating income, same station net revenue, same station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating income (loss), net loss, or cash provided by operating activities as an indicator of Regent’s performance or liquidity.
Station operating income
Fourth quarter 2008 station operating income decreased 8.2% to $8.9 million from $9.7 million in the same period in 2007. For the twelve months ended December 31, 2008, station operating income of approximately $35.0 million increased slightly compared to the same period in 2007.
The Company believes that station operating income is a performance measure that helps investors better understand the financial health of our radio stations. Further, Regent and other media companies have traditionally been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating income (loss), which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):
Station operating income (loss)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Operating income (loss)	$6,131	$(156,824)	$(43,333)	$(141,681)

Plus:
Corporate general and administrative expenses	1,435	1,745	6,876	7,296
Impairment of indefinite-lived intangible assets	—	163,600	67,522	163,600
Activist defense costs	—	—	—	599
Loss on disposal of long-lived assets and other	270	102	267	52
Depreciation and amortization	1,037	1,040	4,157	4,982
Less:
Gain on sale of stations	—	—	507	—

Station operating income	$8,873	$9,663	$34,982	$34,848

Same station results
On a same station basis, which includes results from stations owned and operated in continuing operations during the entire fourth quarter for both the 2008 and 2007 periods and excludes barter, net broadcast revenue for the fourth quarter of 2008 decreased 5.1% to $22.6 million from $23.8 million in the fourth quarter of 2007. Same station operating income decreased 8.7% to $8.9 million in the fourth quarter of 2008 compared to $9.7 million in the fourth quarter of 2007.

The Company believes that a same station presentation is important to investors as it provides a measure of performance of radio stations that were owned and operated by Regent in the fourth quarter of 2007 as well as the current quarter, and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating income (loss) to same station net broadcast revenue and same station operating income (in thousands):
Same Station Net Broadcast Revenue

	Three Months Ended
	December 31,
	2008	2007

Net broadcast revenue	$23,697	$24,939
Less:
Net results of stations not included in same station category	—	44
Barter transactions	1,131	1,113

Same station net broadcast revenue	$22,566	$23,782

Same Station Operating Income

	Three Months Ended
	December 31,
	2008	2007

Operating income (loss)	$6,131	$(156,824)
Plus:
Corporate general and administrative expenses	1,435	1,745
Loss on disposal of long-lived assets and other	270	102
Impairment of indefinite-lived intangible assets	—	163,600
Depreciation and amortization	1,037	1,040

Station operating income	8,873	9,663

Adjustments:
Net results of stations not included in same station category	—	109
Barter transactions	(22)	(79)

Same station operating income	$8,851	$9,693

Free cash flow
Free cash flow is defined as net income plus depreciation, amortization, and other non-cash expenses, less maintenance capital expenditures and net gains on the sale of stations and disposal of long-lived assets. Free cash flow decreased 4.8% to $3.8 million in the fourth quarter of 2008, from approximately $4.0 million in the fourth quarter of 2007. For the twelve months ended December 31, 2008, free cash flow increased 38.2% to $14.1 million in 2008 from $10.2 million in 2007.
The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the Company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands):

	Three Months Ended		Twelve months ended
	December 31,		December 31,
Free Cash Flow	2008	2007	2008	2007

Net loss	$(2,108)	$(103,126)	$(45,731)	$(102,574)

Add: (1)
Depreciation and amortization	1,037	1,041	4,157	5,073
Impairment of indefinite-lived intangible assets	—	163,600	67,522	163,600
Non-cash interest expense	132	137	582	556
Non -cash loss on sale of long-lived assets	231	101	179	52
Non-cash unrealized loss on derivatives	6,080	4,164	6,540	6,150
Other items, net (2)	279	226	2,151	1,020

Less: (1)
Non cash tax benefit	1,535	61,700	18,934	60,590
Non-cash gain on sale of radio stations	—	49	1,155	49
Maintenance capital expenditures	248	378	1,101	2,078
Digital upgrade capital expenditures	76	33	146	986

Free cash flow	$3,792	$3,983	$14,064	$10,174

(1)	Includes results reclassified to discontinued operations

(2)	Includes non-cash compensation, barter and other miscellaneous non-cash items
The most directly comparable GAAP measure to free cash flow is net cash provided by operating activities. The following table reconciles net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Free Cash Flow	2008	2007	2008	2007

Net cash provided by operating activities	$4,635	$6,210	$15,386	$13,613

Less:
Changes in operating assets and liabilities	516	2,013	—	89
Bad debt (credit) expense	3	(197)	446	286

Plus:
Changes in operating assets and liabilities	—	—	371	—

Less:
Maintenance capital expenditures	248	378	1,101	2,078
Digital upgrade capital expenditures	76	33	146	986

Free cash flow	$3,792	$3,983	$14,064	$10,174

Selected Data
As of December 31, 2008, outstanding credit facility debt was approximately $185.1 million and cash was approximately $1.1 million. Total capital expenditures in the fourth quarter ended December 31, 2008 were approximately $0.3 million.
Teleconference
The Company will host a teleconference to discuss its fourth quarter results on Friday, March 6th at 9:00 a.m. Eastern Time. To access the teleconference, please dial 973-935-8767 ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s website, located at www.regentcomm.com under Investor Relations. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Thursday, March 12, 2009, which can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (Int’l), passcode 84750327. The webcast will also be archived on the Company’s website for 30 days.
Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent owns and operates 62 stations located in 13 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; the ability to manage growth; the ability to integrate these and other acquisitions; changes in the regulatory climate affecting radio broadcast companies, including uncertainties surrounding recent Federal Communication Commission rules regarding broadcast ownership limit; and the Company’s ability to maintain compliance with the terms of its credit facilities. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:
Tony Vasconcellos	Christian Nery
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030